EXHIBIT 10.11

DEFERRED DIRECTORS’ FEE PROGRAM	ALLERGAN

ALLERGAN BOARD OF DIRECTORS

Restated effective December 1, 2010

PURPOSE

To provide nonemployee directors of Allergan, Inc., with a means to defer income until termination of status as a director.

ELIGIBILITY

Directors of Allergan, Inc., entitled to directors’ fees.

PROCEDURE

The amount or percentage of the annual directors’ retainer and meeting fees to be deferred must be specified by the director in writing to Allergan no later than December 31 of the calendar year prior to the calendar year in which the director performs the services for which the director will receive such retainer and meeting fees. The election is irrevocable for that calendar year. In subsequent years, no deferral will take place unless a new election is made by the director. The amount deferred is an offset against and cannot exceed the amount of the directors’ fees for that calendar year. If, at the end of any calendar year following the 2011 calendar year, the average total cash compensation amount per nonemployee director has increased by more than 30% over the prior calendar year average, then the Allergan Board of Directors, or a committee comprised solely of nonemployee directors, shall be required to review and reapprove the program.

ADJUSTMENT FACTOR

Deferred amounts are treated as having been invested in Allergan Common Stock (Stock Value Factor).

STOCK VALUE FACTOR

Amounts deferred in a calendar year will be treated as having been invested in shares of Allergan Common Stock.

1.

The share price will be calculated to the nearest one-thousandth of a share at the closing price of Allergan Common Stock on the New York Stock Exchange on the day in which payment in cash otherwise (but for the election to defer) would have been paid.

2.

Allergan Common Stock dividends or other distributions will be credited to each participant’s account on the payment date for stockholders of record. These dividends/distributions will be treated as having been invested in Allergan Common Stock. The share price will be calculated in the same manner as (1.) above.

3.	The total number of shadow shares in a participant’s account will be valued using the per share price of Allergan Common Stock at the end of each quarter.

4.

In the event of installment payments, the participant’s entitlement will be valued at the per share closing price of Allergan Common Stock on the last day preceding the date of that installment payment.

PAYMENTS

1	DDF PLAN DOCUMENT

Effective for all deferrals allocated to participant accounts after December 31, 1999, all payments will be made in shares of Allergan Common Stock, with the total number of shares of Allergan Common Stock issued to each participant being equal to the number of shadow shares in the participant’s account. In addition, each participant may elect to receive payments for amounts deferred prior to 2000 in shares of Allergan Common Stock (rather than in cash). No fractional shares shall be issued under the program, and all share amounts shall be rounded down to the nearest whole share.

Payment of the deferred amounts shall be in a lump sum, unless an irrevocable election is made by the participant for payment in substantially equal annual installments (not to exceed 10 installments). Such election shall be made not later than the date the director makes his or her first deferral election under the program (i.e., the December 31 immediately proceeding the calendar year with respect to which he or she first defers retainer or meeting fees).

1.

In the calendar year in which a participant incurs a “separation from service” with Allergan within the meaning of Section 409A of the Internal Revenue Code and guidance promulgated thereunder (Section 409A), the participant will receive a lump-sum payment or the first installment payment of his or her benefits under the program, as applicable, with such payment to be made following the participant’s separation from service and no later than December 31 of the calendar year in which the participant incurs a separation from service. Notwithstanding the foregoing, to the extent permitted under Treasury Regulation section 1.409A-3(d), Allergan in its sole discretion may delay any payment referenced in the foregoing sentence until January of the calendar year following the calendar year in which a participant incurs a separation from service.

2.

If payment is made in installments, the second installment will be paid during January of the year following the year in the participant incurs a separation from service and all remaining installments will be paid annually in the month of January. (For the avoidance of doubt, if Allergan makes the first installment payment in January following the year in which a participant incurs a separation from service as permitted in paragraph (1.) above, the participant will receive two installments in the January following his or her separation from service.)

3.	In the event of the participant’s death, payments will be made in a lump sum to the designated beneficiary.

The Plan shall be interpreted and administered consistent with Code Section 409A. For purposes of the foregoing, if any participant is a “specified employee” within the meaning of Section 409A (as determined by Allergan in accordance with Section 409A) then, notwithstanding anything to the contrary herein, any amount that would otherwise be payable to the participant under the program during the first six months following the participant’s separation from service shall instead be paid to the participant on the earlier of (i) the participant’s death or (ii) the first day of the seventh month following the participant’s separation from service.

QUARTERLY STATEMENTS

Each participant will receive a quarterly statement on the value of his or her account.

2	DDF PLAN DOCUMENT

SHARES OF COMMON STOCK SUBJECT TO THE PROGRAM

The aggregate number of shares that may be issued under this program is 843,812 (on a post-2007 stock split basis). The Common Stock to be issued under this program will be made available from either authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by Allergan, including shares purchased in the open market.

If the outstanding shares of Allergan Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of Allergan, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), an appropriate and proportionate adjustment shall be made in (i) the maximum number of securities issuable under the program and (ii) the number and kind of shadow shares in each account. The Board’s determination of the adjustments required shall be final, binding and conclusive. No fractional interests shall be issued under the program on account of any such adjustment.

No shares of Allergan Common Stock will be issued under this program unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchange upon which the Allergan Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Allergan Common Stock, Allergan may require the participant to take reasonable action to comply with such requirements.

3	DDF PLAN DOCUMENT